(Letterhead of Branden T. Burningham, Esq.)


September 22, 2003


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re:       Consent to be named in the S-8 Registration Statement of Two Moons
Kachinas Corp., a Nevada corporation (the "Registrant"), SEC File No. 333-60906, to be filed on or about September 26, 2003, covering the registration and issuance of 80,500 shares of common stock to one individual consultant

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                              /s/ Branden T. Burningham

                                   Branden T. Burningham

cc:       Two Moons Kachinas Corp.